EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of United States Cellular Corporation of our report dated February 26, 2009, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, appearing in the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 6, 2009